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                                                                      EXHIBIT 99





September 30, 1997


Mr. Robert Nicholls
Senior Commercial Manager
Westpac Banking Corporation
Level 8, 255 Elizabeth Street
Sydney, NSW 2000
Australia

Re:  InterTAN Australia Ltd., Multi-Option Switch Facility Agreement


Dear Robert:



This letter is intended to document our recent discussion whereby Westpac Banking Corporation ("Westpac") has agreed with InterTAN Australia Ltd. ("ITA") to make certain modifications to the Multi-Option Switch Facility Agreement the ( the "Facility") dated November 27, 1996 between Westpac and ITA. The modifications are as follows:



     (i) Section 1.1, definition of "InterTAN Debt" is amended in its entirety to read: "`InterTAN Debt' means all money, debts and liabilities of the Borrower to InterTAN Inc., whether actual or contingent, and further, for definitional purposes only, shall include the aggregate amount of all issued and outstanding preference shares issued by Borrower to InterTAN Inc."



     (ii) Section 9, subsections (p) and (s) are each amended to delete the reference to "A$25,000,000" and to substitute therefor the number "A$22,000,000."



The amendment of the "InterTAN Debt" definition is necessary given that ITA proposes to convert A$4,336,934 of its inter-company debt owing to InterTAN, Inc. into 4,336,934 preferences shares, A$1.00 face value per share. This debt to equity conversion will not reduce the "InterTAN Debt" below the agreed A$22 million limit. Basically, such amount will consist of A$4,336,934 worth of ITA preference shares, with the balance of the A$22 million remaining as inter-company debt between ITA and InterTAN, Inc.
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If the foregoing accurately sets forth our agreement regarding the modifications of certain provisions of the Facility, please acknowledge as such on behalf of Westpac by signing this letter below. Thank you in advance for you attention to this matter.



                                     Regards,



                                     /s/ Greg Dickey

                                         Greg Dickey



Acknowledged and Agreed
This    1     day of  October, 1997.
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Westpac Banking Corporation

by:  /s/ R. M. Nicholls
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Title: Senior Relationship Manager